Exhibit 99.1

HARVEST CAPITAL CREDIT CORPORATION EXTENDS REVOLVING PERIOD AND REDUCES PRICING ON CREDIT FACILITY

NEW YORK, September 23, 2015 — Harvest Capital Credit Corporation (NASDAQ:HCAP) (the “Company”) announced today that it has amended its senior secured revolving credit facility (the “Facility”) with CapitalSource, a division of Pacific Western Bank, and City National Bank to, among other things, extend the revolving period and reduce pricing under the Facility. The revolving period under the Facility was extended by 18 months to April 30, 2017. The stated interest rate on the Facility was reduced from the applicable LIBOR rate plus 4.50% to the applicable LIBOR rate plus 3.25%. The final maturity date of the Facility of October 29, 2018 remains unchanged.

“We are pleased to announce this positive development for the Company and happy to continue to build on a strong relationship with our current lenders,” stated Richard Buckanavage, Chief Executive Officer and President of Harvest Capital Credit Corporation

About Harvest Capital Credit Corporation

Harvest Capital Credit Corporation (NASDAQ:HCAP) provides customized financing solutions to privately held small and mid-sized companies in the U.S., generally targeting companies with annual revenues of less than $100 million and annual EBITDA of less than $15 million. The company’s investment objective is to generate both current income and capital appreciation primarily by making direct investments in the form of subordinated debt, senior debt and, to a lesser extent, minority equity investments. Harvest Capital Credit Corporation is externally managed and has elected to be treated as a business development company under the Investment Company Act of 1940.

Investor & Media Relations Contacts

Harvest Capital Credit Corporation

Richard Buckanavage	Craig Kitchin
President & Chief Executive Officer	Chief Financial Officer
(212) 906-3592	(678) 392-3150
rbuckanavage@harvestcaps.com	ckitchin@harvestcaps.com

© 2015 Harvest Capital Credit Corporation